InnerWorkings Appoints New Chief Financial Officer

Donald W. Pearson joins the company to lead the finance organization and support the operational and financial improvement strategy

CHICAGO, IL - January 4, 2019 - InnerWorkings, Inc. (NASDAQ: INWK), the leading global marketing execution firm, today announced that Donald W. Pearson has been appointed Executive Vice President and Chief Financial Officer, effective January 10, 2019. In this role, Mr. Pearson will oversee the financial operations and partner with the company’s business leaders to ensure InnerWorkings’ business strategy and operational plans drive significant shareholder value.

Mr. Pearson brings a wealth of financial leadership to the executive team, with more than 25 years of experience driving operational, financial, and commercial excellence in global public and private companies. Most recently, Mr. Pearson served as Chief Financial Officer of private-equity owned global packaging company BWAY Corporation, before its sale to Stone Canyon Industries. Prior to BWAY, Mr. Pearson was Chief Financial Officer of AMCOL International Corporation (NYSE: ACO) and later Chief Financial Officer of Sparton Corporation (NYSE: SPA), where he led numerous successful operational and financial transformation initiatives at these growing companies.

“The Board and I are pleased to welcome Don to InnerWorkings as we execute our plans to lower our costs and improve the efficiency of our operations,” said Rich Stoddart, InnerWorkings’ Chief Executive Officer. “Don brings the financial rigor and operational leadership we need on our path to more profitable growth. I look forward to partnering with him to significantly improve our financial performance and drive shareholder value, while maintaining our position as the premier provider of marketing execution solutions for large global corporations.”

Mr. Pearson will replace interim Chief Financial Officer, Chip Hodgkins, who is leaving the Company effective January 15, 2019 to launch a new commercial litigation investment firm, Statera Capital, LLC. Statera provides financial solutions to law firms and other organizations addressing complex legal challenges.

Mr. Stoddart concluded, “I want to thank Chip for an outstanding job leading the finance organization for the past year and for his many significant contributions to InnerWorkings over the prior decade. We wish him all the best in his new venture.”

For more information about InnerWorkings, please visit www.inwk.com.

About InnerWorkings

InnerWorkings, Inc. (NASDAQ: INWK) is the leading global marketing execution firm serving Fortune 1000 brands across a wide range of industries. As a comprehensive outsourced enterprise solution, the Company leverages proprietary technology, an extensive supplier network and deep domain expertise to streamline the production of branded materials and retail experiences across geographies and formats. InnerWorkings is headquartered in Chicago, IL and employs approximately 2,100 individuals to support global clients in the execution of multi-faceted brand campaigns in every major market around the world. InnerWorkings serves many industries, including: retail, financial services, hospitality, consumer packaged goods, nonprofit, healthcare, food & beverage, broadcasting & cable, automotive, and transportation.

Contact:
InnerWorkings, Inc.
Bridget Freas
312-589-5613
bfreas@inwk.com